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                                                                     EXHIBIT 1

THE UNDERSIGNED:

1. WILLETTE CORPORATION S.A., with registered address at: 21, Allee Scheffer, L-2520, Luxembourg, ("Willette");

2. VALDI COMMUNICATIONS B.V., with registered address at: 1079 LH Amsterdam, the Netherlands, Amsteldijk 166, ("Valdi"),

WHEREAS

1. Willette has sold and transferred 500 shares in the capital of Valdi to Valdi, by notarial deed, executed on June 27, 1997;

2. Valdi is obliged to pay for these shares by transferring its receivables under the Promissory Note, a copy of which is attached to this instrument,


NOW THEREFORE IT IS AGREED AS FOLLOWS:

ARTICLE 1
Valdi hereby transfers its receivables under the Promissory Note to Willette who accepts the same from Valdi.

ARTICLE 2
All benefits and burdens connected with the receivables under the Promissory Note will be for the account of Willette as of July 1, 1997.

ARTICLE 3
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Willette and Valdi will inform the Maker, as described in the Promissory
Note, of the present transfer. By this information all legal requirements for the transfer of receivables are met.

ARTICLE 4
This agreement will be governed by the laws of the Netherlands.


Signed at Amsterdam on June 27, 1997.




/s/ Illegible                                        /s/ Illegible (as attorney)
------------------------------                      ---------------------------
Valdi Communications B.V.                           Willette Corporation S.A.


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                                       PROMISSORY NOTE





70,000,000 GLDR                                                    June 27, 1997




      This promissory Note ("the Note") amends and restates the promissory note dated as of July 1, 1995 and amended on July 1, 1996, between the undersigned as Maker and Valdi Communications B.V., a Netherlands corporation ("Payee"). The Maker promises to pay to Payee, at the place designated by the Payee or holder the principal balance of this Note plus all accrued and unpaid interest.

      1.   PRINCIPAL BALANCE.

           The outstanding principal balance is 70,000,000 Netherlands Guilders (GLDR).

      2.   MATURITY DATE.

           The maturity date shall be December 31, 2002, at which time principal and all accrued and unpaid interest shall be due and payable.

      3.   INTEREST.

           The outstanding principal balance shall bear interest at the fixed rate of six and three-quarters percent (6-3/4%) per annum (computed on the basis of a fixed 360 day year and a 30 day month plus actual days accrued). The first installment of interest shall be paid on or before the first anniversary hereof and interest thereafter shall be paid in annual installments on December 31 of each year until all principal and interest shall be paid in full.


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      4.   COLLATERAL.

           The Payee hereof reserves the right, on 30 days notice to Maker, at any time to demand and receive collateral security in the form of a first security interest in assets approved by Payee in an amount equal to the sum of the unpaid principal balance, any accrued interest, and the next installment of interest. Maker shall cooperate with Payee to execute all documents and make the transfers to grant Payee the appropriate security interest in accordance with the provisions of this section.

      5.   FURTHER PROVISIONS.

           Principal and interest shall be payable in Netherlands Guilders. The undersigned may prepay all or part of this Note at any time without penalty. All principal and interest not paid when due shall bear interest from such date until paid in full at the rate of ten percent (10%) per annum. Payments shall be applied first to interest, then to accrued interest on past due interest and then to principal.

           An event of default hereunder shall occur if (a) any payment due hereunder is not paid as and when due, (b) the undersigned breaches any agreement or undertaking hereunder, (c) the undersigned becomes insolvent, (meaning the inability to meet his obligations as and when due), (d) the undersigned makes an assignment for the benefit of creditors or files a petition in bankruptcy, (3) the undersigned is adjudged insolvent, or (f) an involuntary petition in bankruptcy (or other similar statue) is filed against the undersigned and is not dismissed within thirty (30) days after filing. If any such event of default occurs, the holder hereof, at its option, may declare all sums due hereunder immediately due and payable without notice or demand.

           In the event the holder of this Note incurs any loss, cost or expense in enforcing or collecting this Note, in whole or in part, or in enforcing any of the terms hereof, the undersigned agrees to pay the costs and expenses so paid or incurred by the holder, including, without limitation, reasonable attorney's fees and costs.

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           Any extensions of time granted to the undersigned shall not release the undersigned nor constitute a waiver of any payment due on principal or interest or otherwise diminish the right of the holder of this Note. The undersigned waives presentment for payment, demand and protest and notice of protest, and of dishonor in nonpayment of this Note, and expressly consents to an extension of the time of payment hereof, or of any installment hereof, or to the release of any party liable for this obligation, and any such extension or release may be made without notice to any of said parties and without in any way affecting or discharging this liability.

           The provisions of this Note are to be governed by the laws of the Netherlands.

                                                        "MAKER"


                                                        By: /s/ Andrew G. Vajna
                                                           --------------------
                                                            Andrew G. Vajna





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